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Exhibit 10.23

SUPPLY AGREEMENT

        THIS AGREEMENT is made and entered into as of this day of 11th Nov, 2003, by and between SAMIL Pharm. Co., Ltd., a corporation organised and existing under the laws of Korea, with head offices in Seoul, 990-1, Bangbae-Dong, Seocho-Gu ("PURCHASER")

        and

        GENTIUM S.p.A., a corporation organised and existing under the laws of Italy, with had offices in Villa Guardia (Como, Italy), Piazza XX Settembre 2 ("SUPPLIER").

        RECITALS:

        WHEREAS, SUPPLIER in the business of research and development, scale-up, bulk manufacturing and marketing of medicinal products for human use; and

        WHEREAS, PURCHASER desires to have SUPPLIER supply, in bulk, the medicinal product whose international non-proprietary name is Sulglicotide, in accordance with specifications shown in Schedule 1;

        NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PURCHASER and SUPPLIER do hereby agree as follows:

1.
DEFINITIONS

1.1
The following capitalised terms shall have the respective meanings set forth below for purposes of this Agreement.

1.2
"Affiliate" shall mean a corporation or business entity that directly or indirectly is controlled by, controls, or is under common control with a party to this agreement. For this purpose, the meaning of the work "control" shall be ownership of more than fifty percent (50%) of the voting shares or interest in the respective corporation or business entity or ownership of the maximum amount of the voting share or interest in the respective corporation or business entity permitted by law in a particular country.

1.3
"Approval Date" shall mean that date on which PURCHASER receives from the Health Authorities of the Territory final approval of its new drug application for the Product.

1.4
"Compound" shall mean the chemical substance Sulglicotide as described in the Specifications.

1.5
"Confidential Information" shall have the meaning assigned to such term in Section 6.1 hereof.

1.6
"Contract Year" shall mean 18 months from obtaining insurance price for the 1st (first) year. From the 2nd (second) year it shall mean each twelve (12) month period during the term of this Agreement commencing upon the first Approval Date.

1.7
"Product or Products" shall mean any one or more commercial products developed and manufactured by PURCHASER and/or any third party and containing the Compound in any form, quantity or developed or state.

1.8
"Specifications" shall mean the characteristics of the Compound as they are shown in Schedule 1.

1.9
"Territory" shall mean the Territory of the Republic of Korea

1.10
"Third Party" shall mean any person or entity other than PURCHASER, SUPPLIER or their Affiliates.

2.
SUPPLY AND PURCHASE OF COMPOUND

2.1
Obligations of PURCHASER.

  (a)
  PURCHASER agrees that it will use its commercially reasonable best efforts in order to obtain approval of a new drug application for one or more of the Product(s) in the Territory as early as possible from the date of the last signing party to this Agreement. The new drug application will substantially correspond to the summary of product characteristics specified in Schedule 3 to this Agreement. The SUPPLIER will make available to the PURCHASER all documentation available in the SUPPLIER's files.

  (b)
  PURCHASER agrees that it will use its commercially reasonable best efforts in order to promote, distribute and sell in the Territory the Product(s) during the term thereof; should the PURCHASER sell, assign or otherwise dispose of the approval of the new drug application for one or more of the Products, the PURCHASER will cause the buyer or the assignee to enter into the rights and obligations provided for in this Agreement.

  (c)
  PURCHASER agrees that, commencing upon the Approval Date and continuing during the term hereof, PURCHASER and its Affiliates and distributors shall purchase exclusively from SUPPLIER all their requirements of Compound and, in any event, not less than the following amount of Compound:

    Contract Year 1    Kg 1,600
    Contract Year 2    Kg 2,600
    Contract Year 3    Kg 3,400
    From the 4th Year, SUPPLIER and PURCHASER shall discuss on quantity and price.

  (d)
  In any given Contract Year the excess purchases shall be applied as a reduction to the immediately following Contract Year minimum purchases of Compound or as a compensation of the defective purchase of the immediately preceding Contract Year minimum purchase, at PURCHASER choice.

  (e)
  PURCHASER agrees to use all the quantities of the Compound only for the manufacture of the Product(s). During the term hereof, PURCHASER agrees to promptly provide disclose to SUPPLIER with all Know-How that is acquired in the course of the term of the Agreement. SUPPLIER shall have a perpetual, royalty free license to use such Know-How of PURCHASER.     For the purposes of this clause "Know-How" shall mean all scientific, technical, marketing and other information whether patentable or not relating to the Compound and/or the Product that is developed, owned, controlled, or made available by the PURCHASER.

2.2
Supply Obligation.

(a)
SUPPLIER agrees that, during the term hereof, it shall utilise its best efforts at its own expense to maintain capacity to supply, at all times, the Compound of the annual forecasted volume requirements of PURCHASER; as provided for in Section 2.5 Estimates and Orders.

2.3
Acceptance of Compound.

(a)
Each shipment of Compound supplied by SUPPLIER to PURCHASER hereunder shall conform to the Specifications. The parties may mutually agree to amend the Specifications, as necessary from time to time, provided that if any such amendment shall materially affect SUPPLIER's cost or timing of production, the parties shall negotiate in good faith to amend the pricing or delivery terms accordingly. If the parties are unable to resolve any differences concerning pricing and/or delivery in this matter, the issue shall be resolved by arbitration as set forth in Sections 9.1 and 9.2. Each such shipment shall be in accordance with the required methods of analysis and the guidelines of European Union. SUPPLIER shall send to PURCHASER with each such shipment a Certificate of Analysis specifying the results of each analytical test required to show conformance of such shipment with such specifications. However, PURCHASER shall conduct its own analysis on each shipment of SUPPLIER received from SUPPLIER to check for conformance with the Specifications.    The figures set forth in the Certificate of Analysis shall be accepted as accurate for the purposes of this

    Agreement unless PURCHASER, within forty (40) days of the receipt of such shipment, notifies SUPPLIER in writing that it has analysed such shipment in accordance with such methods of analysis and has determined that such shipment does not conform to the Specifications.

  (b)
  If it is determined that a batch of Compound does not conform to the Specifications, SUPPLIER shall replace, at SUPPLIER expense, such batch with a substitute batch which meets the Specifications within thirty (30) days from the date such non-conforming shipment is determined not to meet the Specifications. The non-conforming shipment shall be returned at SUPPLIER expense by PURCHASER to SUPPLIER upon final determination in accordance with Section 2.3(a) above that it does not meet the Specifications.

  (c)
  The parties hereto agree that the supply of Compound by SUPPLIER hereunder shall be subject to and governed by the terms and conditions hereof. None of the terms and conditions set forth on any purchase or order form, invoice or like document shall change, add to or modify the provisions of this Agreement, unless mutually agreed to by the parties in writing. To the extent there shall exist any inconsistency or additional terms between the terms and conditions of such purchase or order form, invoice or like document and this Agreement, and there is no written mutual agreement supporting such inconsistency or additional terms then the terms and conditions of this Agreement shall control to such extent.

  (d)
  PURCHASER or PURCHASER' representatives shall have the right, upon reasonable written notice to SUPPLIER but not more than once per year to conduct a quality assurance audit and inspection of SUPPLIER records and production facility relating to the production and manufacture of SUPPLIER. Such audit shall focus on a review of compliance with applicable laws and regulations relating to the manufacture of SUPPLIER. PURCHASER agrees to perform such audit during normal business hours and to conduct the audit at its own expense. PURCHASER will issue a report that will summarise SUPPLIER overall compliance and denote any recommended actions where SUPPLIER is found deficient. SUPPLIER will have 30 days from the date of issuance of the report to discuss the deficiencies and recommended actions with PURCHASER and to initiate an agreed upon action plan.

2.4
Warranty

        SUPPLIER warrants the manufacturing or sale of the Compound sold and delivered hereunder will not infringe any Patent in the Territory, but does not warrant against such infringement by reason of the use of the Compound in combination with other goods, or in the operation of any process or use. PURCHASER agrees to indemnify and hold SUPPLIER harmless against any and all claims, costs, or causes of action based on alleged infringement of Third Party's industrial property rights which may arise out of the use of the Compound as the sole active ingredient of a medicinal product for human use intended for the treatment of Peptic Ulcer. SUPPLIER further warrants that the shipments of the Compound supplied to PURCHASER under this Agreement shall conform to the Specifications at the time of shipment and that SUPPLIER shall have good and marketable title to transfer same, free of any and all encumbrances. SUPPLIER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY LAW, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

2.5
Estimates and Orders.

(a)
(1)     PURCHASER shall, within three months from the Approval Date, provide SUPPLIER with a written estimate of the quarterly purchase of Compound by PURCHASER for the first year following the
         Approval Date.

(2)
SUPPLIER shall, within forty-five (45) days following receipt of the estimate of the quarterly purchase, inform PURCHASER as to its anticipated capacity for supplying the Compound to PURCHASER, including volumes and lead times, and shall update such information when its actual capacity becomes known.

    (3)
    SUPPLIER acknowledges that such quantities shown on estimate of the quarterly purchase are estimates only and are not binding obligations on PURCHASER, subject to minimum purchase obligations set forth in Paragraph 2.1(c).

  (b)
  PURCHASER agrees to submit purchase orders at least ninety (90) days prior to a requested delivery date. The minimum quantity per order shall be one batch (120 Kg) or multiple thereof. SUPPLIER will ship the requested volume of Compound within ninety (90) days of receipt, but SUPPLIER will use all reasonable efforts to ship the requested volume of Compound within the periods requested in the purchase order, provided that such orders are reasonably consistent with estimates previously provided by PURCHASER. For purposes of the Section 2.5 (b), "reasonably consistent" shall mean an order not in excess of twenty percent (20%) of the relevant estimated volume, as shown on the estimate of the quarterly purchase, in effect at the time the purchase order is placed. SUPPLIER will in any case do the best efforts to supply all the quantities required by the PURCHASER.

2.6
Deliveries.

(a)
All shipments of Compound from SUPPLIER hereunder shall be FOB SUPPLIER plant (INCOTERMS 2000), freight and insurance collect or third party billing to PURCHASER account. Each shipment of Compound shall be in accordance with all European Union applicable laws, rules and regulations with respect to the packaging and shipping of Compound. The Compound shall be shipped to PURCHASER or PURCHASER designate in returnable/non-returnable SUPPLIER containers or other such container sizes as the parties may mutually agree. As appropriate, SUPPLIER will provide PURCHASER in advance of each shipment of SUPPLIER all necessary information relating to such shipment, including, without limitation, the identity of the carrier, flight number or truck number or similar information, scheduled arrival date and time and shipment identification number.

3.
PRICE AND PAYMENT

3.1
Price. The initial price of the Compound shall be as set forth on Schedule 2 hereto, ("Price: Schedule"), and is the FOB price, SUPPLIER manufacturing facility. The initial price shall be adjusted effective as of the second Contractual Year according to the formula set forth in Price Schedule 2.

3.2
Invoicing. SUPPLIER will submit an invoice after each shipment of Compound to PURCHASER requesting payment for such shipment corresponding to a specific purchase order submitted to SUPPLIER by PURCHASER. Such invoice shall reflect a total invoice price for such shipment calculated pursuant to the pricing terms set forth on Price Schedule 2.

3.3
Adjustments. PURCHASER may, after reviewing the invoice charges, contest in good faith the charges or any aspect thereof by giving SUPPLIER written notice of the objection within fifteen (15) days of receipt of such invoice from SUPPLIER. Within fifteen (15) days from receipt of the notice from PURCHASER, the parties agree to resolve any disagreements between the parties.

3.4
Payments. Subject to the terms and provisions of Section 3 hereof, all payments to SUPPLIER for Compound under this Agreement shall be made per L/C irrevocable at 60 days from arrival date at the purchaser bank, or upon such other terms as agreed upon in writing from time to time between the parties.

3.5
Taxes. SUPPLIER shall bear and pay all federal, state and local taxes upon or measured by its net income, and all franchise taxes based upon its corporate existence, or its general corporate right to transact business. PURCHASER shall bear any and all sales taxes due as a result of sales under this agreement.

4.
INDEMNIFICATION

4.1
By SUPPLIER. SUPPLIER hereby agrees to defend, indemnify, and hold PURCHASER harmless from any loss, claim, action, damage, expense or liability, including defence costs and attorney's fees, resulting from or arising out of SUPPLIER's breach of any representation, warranty, covenant or obligation under this Agreement.

4.2
BY PURCHASER. PURCHASER hereby agrees to indemnify and hold SUPPLIER harmless from any loss, claim, action, damage, expense, or liability, including defence costs and attorneys' fees, resulting from or arising out of PURCHASER' or its customers' or agents' or end users' use of Compound or sale or use of any Product or its breach of any representation, warranty, covenant or obligation under this Agreement, other than any loss claim, action, damage, expense or liability that results solely from the manufacturing process of Compound by SUPPLIER or the adulteration of Compound by SUPPLIER.

4.3
Conditions of Indemnity. The obligations and liabilities of either party hereto with respect to claims resulting from the assertion of liability by the other party or a Third Party shall be subject to the following terms and conditions:

(a)
The party seeking indemnification shall give prompt written notice to the other party of any assertion that might give rise to a claim by the party seeking indemnification against the other party based on the indemnity agreement contained in Section 4.1 or 4.2 hereof, stating the nature and basis of said claims and the amounts hereof, the extent known; provided, however, that the failure to give such notice shall not reduce or eliminate the indemnifying party's obligations hereunder unless the indemnifying party's shall have been materially prejudiced by the failure to give such notice.

(b)
In the event any action, suit or proceeding is brought against any party hereto or any of its Affiliates with respect to which the other party may have liability under the indemnity agreement contained in Section 4.1 or 4.2, such other party may, at its option, elect to join or assume the defence of any such action, suit or proceeding, subject to the reasonable approval of counsel by the other party.

(c)
The party seeking indemnification shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by counsel, in circumstances involving multiple defendants and rights of contribution, fees and expenses of counsel shall be apportioned in proportion to the ultimate liability.

(d)
The parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defence of any such action, suit or proceeding, including making available to each other and/or to each other's attorneys its books and records relating to such proceedings or litigation and making individuals available for the giving of testimony (including depositions). Out-of-pocket costs (but not salaries or overhead attributable to employees of a party) shall be considered costs subject to indemnification.

(e)
Neither party shall make any settlement of claims without the written consent of the other party, unless such settlements provide for a full and unconditional release of all claims against the other party.

(f)
IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, IN CONTRACT OR IN TORT, FOR INCIDENTAL, EXEMPLARY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES.

4.4
Limit of Liability. No claim or liability of any kind with respect to non-delivery of Compound shall be greater than the price payable hereunder for the SUPPLIER, whichever is applicable, in respect to which such claim is made and PURCHASER' sole and exclusive remedy (except for the remedy of termination for material breach) for delivery of non-conforming Compound, whichever is applicable, shall be replacement by SUPPLIER or a Third Party of a like quantity of conforming Compound, whichever is applicable, at no additional cost to PURCHASER, as set forth in Section 2.3 (b).

4.5
PURCHASER Product Liability Coverage. So long as commercially practicable, PURCHASER hereby agrees to have in effect at the time of regulatory approval of any Product, and to maintain in effect for the duration of this Agreement, a commercial general liability insurance policy or in combination with an excess liability insurance policy, coverage to include products liability, a minimum of                          combined single limit per occurrence.

5.
FORCE MAJEURE

5.1
No liability to any party shall result from any delay in performance or non-performance directly or indirectly caused by circumstances beyond the control of the party affected, including, but not limited to acts of God, fire, explosion, flood, earthquake, governmental action (including but not limited to laws, decrees, and regulations), acts of war or accident, so long as the affected party shall use all reasonable efforts to correct or mitigate the circumstances causing such delay in performance or such non performance.

6.
CONFIDENTIALITY

6.1
PURCHASER acknowledge that SUPPLIER has made available and from time to time may make available to PURCHASER valuable information related to the Compound. All said information as well as business and technical information, in writing and identified as confidential at the time of disclosure, including, but not limited to, the existence and terms of this Agreement, technical knowledge, specifications, quality standards, formulae, instructions, procedures and manufacturing processes (the "Confidential Information") which SUPPLIER has disclosed or may disclose to PURCHASER or to any employee, agent, or representative of PURCHASER, shall be received, used and retained by PURCHASER and its employees, agents and representatives on a strictly confidential basis and, except as expressly provided for herein or as required by applicable law, shall not be disclosed to any, Third Party (except for disclosures required by applicable law, including compliance with the disclosure requirements of applicable securities laws) or in any way used by the recipient party other than for the purposes set forth in this Agreement. PURCHASER shall not disclose any such information to any person within its organisation who does not have a need to know, or to any Third Party without the prior written consent of SUPPLIER. The term "Confidential Information" shall not include any information that:

(a)
is in the public domain at the time of receipt by either party or which comes into the public domain without breach of any obligation assumed hereunder, or

(b)
was known, and can be shown by clear and convincing evidence to have been known by the receiving party at the time of receipt from the other party, or

(c)
becomes known to the receiving party through a Third Party source whose acquisition was independent of either party and not in breach of any obligation of confidentiality under any agreement to which such Third Party was subject, and the use of which is not subject to any other confidentiality agreement.

6.2
The obligations of confidentiality under this Section 6 shall remain in effect during the term of and for a period of five years from the date of termination of this commercial supply agreement.

7.
NOTICES

7.1
All notices provided for in this Agreement shall be in writing and shall be given by registered mail, courier, or personal delivery addressed to the parties at the addresses listed below;

  If to PURCHASER:

      Young Hur, President
      SAMIL Pharm. Co., Ltd.
      990-1, Bangbae-Dong, Seocho-Gu,
      Seoul 137-061, Korea

  If to SUPPLIER:

      Laura Iris Ferro MD
      GENTIUM S.p.A.,
      Piazza XX Settembre 2
      Villa Guardia (Como, Italy),

  A party may change its address for purposes of receiving notices by providing written notice of such change to the other party. Notice shall be deemed to have been given as of the date of receipt of the party receiving the notice.

8.
TERM AND TERMINATION

8.1
Term. This Agreement shall continue and remain in full force and effect, unless terminated, for an initial term commencing on the date hereof and ending at the end of the 10th Contractual Year, unless the Approval Date does not occur within 12 (twelve) months of the date of this Agreement, in which event this Agreement shall terminate 12 (twelve) months after the date of this Agreement. The Agreement shall remain in force after the Initial Term for successive two (2) year periods unless and until one party gives to the other party written notice of termination at least one hundred and eighty (180) days prior to the expiration of the Initial Term or any successive two years period.

8.2
Termination. This Agreement may be terminated upon the occurrence of any of the following:

(a)
Either party's material breach of any term or obligation hereof, unless such breach of any term or obligation is cured within ninety (90) days following notice by the other party of its intention to terminate this Agreement due to such breach or if the breach is of a nature that cannot be reasonably cured within such period, unless the breaching party has taken all reasonable steps to cure the breach within such periods and proceeds diligently to effect a cure as soon thereafter as reasonably practicable but in any event within ninety (90) days following the original notice;

(b)
The entry of an order for relief under the applicable Bankruptcy Law (or any corresponding remedy under successor laws) against a party; the filing of a voluntary petition by a party under any bankruptcy, insolvency or similar law, or the filing of an involuntary petition (which petition is not dismissed within one hundred and twenty (120) days after filing); the appointment of a receiver for party's business or property; a party's making of a general assignment for the benefit of its creditors; or the liquidation or dissolution of a party.

9.
ARBITRATION

9.1
In the event the parties are unable to resolve a disagreement concerning any matter under this Agreement, either party by written notice to the other may initiate arbitration proceedings to resolve the matter pursuant to Section 9.2.

9.2
Any controversy concerning the interpretation of this Agreement, or any breach thereof, shall be settled by final and binding arbitration in accordance with the then existing rules of the International Arbitration Chamber of the Milano Chamber of Commerce, and judgement upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the party against which the award is entered (or the ultimate parent of such party) thereof. The parties hereto agree that the service of any notice in the course of such arbitration at the respective addresses as provided for in Section 7.1 shall be valid and binding.

10.
GOVERNING LAW

10.1
This Agreement shall be governed as to validity, enforcement, construction, effect and in all other respects, by the laws of Italy.

11.
SURVIVAL

11.1
The provisions of Sections 4.1, 4.2, 4.3, 4.4, 6.1, 6.2 and 9 shall survive termination or expiration of this Agreement (as the case may be) and shall remain in full force and effect.

12.
CAPTIONS

12.1
The captions of this agreement are solely for the convenience of reference and shall not affect its interpretation.

13.
ENTIRE AGREEMENT

13.1
This Agreement and the Schedules hereto represent the entire agreement between the parties and supersedes all prior or contemporaneous oral or written agreements of the parties. This Agreement may be modified, amended or changed only by a written instrument signed by the parties except with respect to the updates of Schedule 1 and/or 2 hereto to be provided by PURCHASER to SUPPLIER from time to time as provided for in the relevant Sections of this Agreement.

14.
COUNTERPARTS

14.1
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by heir duly authorised representatives on the date and year first written above.

SAMIL Pharm. Co., Ltd.	GENTIUM S.p.A.,
990-1, Bangbae-Dong, Seocho-Gu, Seoul 137-061, Korea	Piazza XX Settembre 2 Villa Guardia (Como, Italy),
/s/ YOUNG HUR Young Hur, President	/s/ LAURA IRIS FERRO Laura Iris Ferro MD

[Schedules]

1.
Specifications

2.
Price

3.
Summary of product characteristics

SCHEDULE I

Specifications for Sulglycotide (API)

	Limits
Parameter
	Min	Max
Appearance	Powder Beige-light brown
Identification	Comply to standard
Loss on Drying		10%
Sulfur (total)	14.80%	15.80%
Sulfur (free)		0.25%
Heavy Metals	< 20 ppm
Pyridine	< 10 ppm
Acetone		1.0%
Bioburden:	By request

        PURCHASER will apply the amendment on specification to Authorities according to the new specification of SUPPUER as soon as SUPPLIER supplies the DMF of new product.

SCHEDULE II

DATA IN €

  PRICE SCHEDULES

Price ranges	Price
0-2.000 Kg	460
2.001-3.000 Kg	452
3.001-4.000 Kg	440
4.001-5.000 Kg	420
Average

        Inflation and raw materials price increases will determine the dynamics of the price

SCHEDULE III
Summary of Product Characteristics

1.     NAME OF THE PROPRIETARY MEDICINAL PRODUCT

        GLIPTIDE or other

2.     QUANTITATIVE AND QUALITATIVE COMPOSITION OF THE ACTIVE INGREDIENT

        Each tablet contains:

      Active ingredient: sulglicotide mg 200

3.     PHARMACEUTICAL FORMULATION

        Tablets

4.     CLINICAL INFORMATION

4.1.  Therapeutic indications

        Treatment of Peptic Ulcer. Gastric disorders caused by drugs. GLIPTIDE is effective also in the treatment of bleeding ulcers or erosion of mucosae of the upprt intestinal tract, relapsing ulcers, post-operative ulcers.

4.2.  Dosage and administration

        1 tablet 3 times daily.

4.3.  Contraindications

        Hypersensitivity towards the ingredients or other strictly chemically related substances.

4.4.  Warnings and precautions

        The drug should not be taken with the meals or close to them.

        Keep the drug out of children's reach.

4.5.  Drug interactions and other interactions

        No interactions are known with othe drugs or laboratory tests.

4.6.  Use during pregnancy and lactation

        No special precaution is to be taken in relation to this condition.

4.7.  Effects on the use of machinery or on driving ability

        None.

4.8.  Adverse reactions

        No adverse reactions caused by the drug have ever been reported.

4.9.  Overdosage

        No overdosage symptoms have ever been reported.

5.     PHARMACOLOGY

5.1.  Pharmacodynamics

        Sulglicotide is a sulphated glycopeptide chemically related to glycoproteins present in the gastric juice, accountable for the defense of the gastro-duodenal mucosa.

        Three hypotesis of mechanism of action:

        X cytoprotective action at gastro-duodenal level through increased biosynthesis of prostaglandins;

        X antagonism to gastric hyper-secretion, induced by most common mediators;

        X anti-peptic action by combination with pepsin and formation of a less active complex.

5.2.  Pharmacokinetics

        Studies carried out in animals showed that sulglicotide is not absorbed in the gastroenteric tract.

5.3.  Preclinical safety

        DL50 in mice, in rats and rabbits: not measurable.

        Subacute tests (mice and rats) and chronic toxicity (rats) showed no toxic effect.

        The drug showed no mutagenic or teratogenic activities. Can therefore be administered also during pregnancy.

6.     PHARMACEUTICAL INFORMATION

6.1.  List of excipients

        —

6.2.  Incompatibility

        None.

6.3.  Shelf-life of the unbroken container

        3 years from manufacturing date.

6.4.  Special storage precautions.

        None.

6.5.  How supplied

        —

6.6.  Instructions for use

        See Dosage ans Administration.

7.     OWNER OF THE MARKETING AUTHORISATION

        SAMIL Pharm. Co., Ltd.

8.     NUMBER OF MARKETING AUTHORISATION AND DATE OF FIRST LAUNCH ON THE MARKET

9.     SALE TO THE PUBLIC

        Dispensing is prohibited without prescription.

10.   DATE OF MARKETING AUTHORISATION (OR RENEWAL OF M.A.)

        —

11.   DATE OF DOCUMENT APPROVAL/REVISION

        —

DATA IN €

  PRICE SCHEDULES

Price ranges	Price	Q.ty	Amounts	Sconto	Sconto sul totale
0-2.000 Kg	437	2.000	873.000	3%	3%
2.001-3.000 Kg	430	1.000	430.000	5%	4%
3.001-4.000 Kg	410	1.000	410.000	10%	5%
4.001-5.000 Kg	390	1.000	390.000	15%	7%
Average	421	5.000	2.103.000

        Inflation and raw materials price increases will determine the dynamics of the price

QuickLinks

  Exhibit 10.23
SUPPLY AGREEMENT
SCHEDULE I
SCHEDULE II
SCHEDULE III Summary of Product Characteristics